CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                       EXCALIBUR TECHNOLOGIES CORPORATION

                   -----------------------------------------
                   Adopted in accordance with the provisions
                   of Section 242 of the General Corporation
                          Law of the State of Delaware
                   -----------------------------------------

          The undersigned, being the President of EXCALIBUR TECHNOLOGIES

CORPORATION (the "Corporation"), a corporation existing under the laws of the

State of Delaware, does hereby cerfify as follows:

          FIRST:    That the Certificate of Incorporation of the Corporation

has been amended as follows by striking out the opening paragraph of ARTICLE

FOURTH thereof as it now exists and inserting in lieu and instead therof a new opening paragraph of Article FOURTH, reading as follows:

          "FOURTH: The Corporation will have authority to issue Forty-One Million (41,000,000) shares of Capital Stock of which Forty Million (40,000,000) shares are Common Stock, $.01 par value per share (the "Common Stock"), and One Million (1,000,000) shares are Preferred Stock, par value $.01 per share (the "Preferred Stock"), of whick 49,587 shares are designated as Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock")."


          SECOND:   That such amendment has been duly adopted in accordance

with the provisions of Section 242 of the General Corporation Law of the

State of Delaware.

          IN WITNESS WHEREOF, I have signed this Certificate this 28th day of June, 1996.

                                   EXCALIBUR TECHNOLOGIES CORPORATION


                                   By: /s/Patrick C. Condo
                                       -----------------------------
                                       Patrick C. Condo, President